UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2008

ST. BERNARD SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-50813	20-0996152
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15015 Avenue of Science
San Diego, CA 92128
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (858) 676-2277

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 2, 2008, St. Bernard Software, Inc., a Delaware corporation (the “Company”), entered into a Separation Agreement with Vincent Rossi, with an effective termination date of January 1, 2009 (the “Termination Date”), in connection with his resignation, as further described below, of employment as the Company’s Chief Executive Officer and Acting Chief Financial Officer. Pursuant to the terms of the Separation Agreement, Mr. Rossi is entitled to severance payments, which shall be equivalent to Mr. Rossi’s base salary and bonus, totaling $225,000 (the “Cash Severance”) over a six month period (the “Severance Period”), and shall be made in the form of salary continuation in accordance with the Company’s standard payroll schedule. Additionally, the Company will also pay Mr. Rossi’s deferred bonus compensation through November 30, 2008 in the amount of $137,500 (estimated to be payable in the second payroll period of January 2009) as well as Mr. Rossi’s health insurance premiums over a six-month period. Pursuant to the Separation Agreement and in accordance with their terms, all outstanding vested but unexercised stock options then held by him will remain exercisable for a period of 90 days following his termination date.

Pursuant to the Separation Agreement, Mr. Rossi provided a release of all claims against the Company and agreed to refrain from certain conduct. If at anytime during the Severance Period Mr. Rossi obtains employment, the health insurance benefits granted by the Severance Agreement shall terminate.

The full text of the Separation Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Officer and Director

On December 2, 2008, Mr. Vincent Rossi announced that he will resign from his position as Chief Executive Officer, Interim Chief Financial Officer and director of the Company, effective January 1, 2009. There was no disagreement between Mr. Vincent Rossi and the Company at the time of his resignation.

Appointment of Officer

The Board of Directors appointed Louis Ryan to assume the positions of Interim Chief Executive Officer and Interim Chief Financial Officer of the Company until a replacement is found.  The appointment is effective January 1, 2009.

Mr. Ryan, age 53, became a member of the Board of Directors of the Company upon completion of the merger of St. Bernard Software, Inc. with the Company (when the Company was known as “Sand Hill IT Security Acquisition Corp.”) in July 2006. Mr. Ryan currently serves as the Chairman of the Board of Directors of the Company. Since 2003, Mr. Ryan has been a venture partner with Sand Hill Capital and has served as the executive chairman of HydroPoint Data Systems, Inc. and SprayCool, a provider of high performance electronic system cooling and packaging solutions for military and commercial applications. From 2003 to May 2006, he served as the executive chairman of Network Chemistry. From January 1997 to June 2003, Mr. Ryan was president and chief executive officer and a director of Entercept Security Technologies Inc. (which was sold to Network Associates Technology, Inc. in 2003), a network security software company. From 1988 to 1995, Mr. Ryan was co-founder and executive vice president of Delrina Corporation, a publicly traded software company, which was sold in 1995 to Symantec Corporation. Mr. Ryan was also an early investor and board member of Foundstone, a vulnerability management supplier acquired by McAfee, Inc. in August 2004. Mr. Ryan also serves on the board of Certicom Corporation, and is an advisor to Sand Hill Capital and DiamondHead Ventures.

As of the date of this report, the Company and Mr. Ryan are negotiating the terms of his employment agreement.  The Company anticipates a written employment agreement will be entered into within the next 30 days hereof at which time the terms of such employment agreement will be made available under an amendment to this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	Separation Agreement between St. Bernard Software, Inc. and Vincent Rossi, dated December 2, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ST. BERNARD SOFTWARE, INC.

Dated: December 4, 2008	By:	/s/ Louis E. Ryan
Louis E. Ryan
Interim Chief Executive Officer and Interim Chief Financial Officer